Exhibit 99.1

Contacts:	Andrew Markwick, IQVIA Investor Relations (andrew.markwick@iqvia.com)
+1.973.257.7144
Tor Constantino, IQVIA Media Relations (tor.constantino@iqvia.com)
+1.484.567.6732

QuintilesIMS is now IQVIA

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C. – (BUSINESS WIRE) – November 6, 2017 – QuintilesIMS (NYSE:Q) today announced that it will be changing its name to IQVIA, a company dedicated to using analytics and science to help healthcare stakeholders find better solutions for their patients, effective November 6, 2017. Beginning on November 15, 2017, equity shares of the company will trade on the NYSE under the new name and new ticker symbol “IQV.” Until then, IQVIA will continue to be listed under QuintilesIMS and symbol “Q” per the listing notification requirements of the NYSE.

IQVIA’s client solutions are powered by the IQVIA CORE™. The CORE enables IQVIA to provide customized solutions for clients leveraging the world’s largest curated healthcare information source, advanced analytics, leading technologies and extensive industry knowledge across diseases, geographies, and scientific methods. It fuels the company’s approach to human data science, including faster, more predicable clinical development, innovative approaches to generating real-world evidence, machine learning to improve patient care, and strategies for precision commercial engagement. The seamless integration of these elements from molecule to market enables our customers to drive enhanced value, access and health outcomes around the world.

“Today is a defining moment for our organization as we introduce a new name that aligns with our vision to help stakeholders drive healthcare forward,” said IQVIA Chairman and CEO Ari Bousbib. “Our clients have been instrumental in our becoming IQVIA. IMS Health and Quintiles came together because our clients were asking for better, faster ways to bring innovations to patients and capture the improvements the industry has been pursuing for years. Since the merger, we’ve worked to integrate our capabilities in advanced analytics, leading technologies and therapeutic expertise into powerful, differentiated offerings. Our vision is to outpace the inevitable progress of change across the life sciences and accelerate our ability to empower healthcare decision makers to meet the future head on.”

IQVIA’s ongoing commitment to data security and privacy protection measures and decades of deep, practical experience are critical drivers of our global leadership. As a company, we will continue to engage in a wide variety of governance practices and administrative, technical and physical safeguards and controls to protect individual privacy. We work closely with data protection authorities, trusted third parties and privacy experts around the world to ensure we are diligent in the protection of individual privacy.

More information about the IQVIA can be found at www.IQVIA.com.

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of information, innovative technology solutions and contract research services focused on using data and science to help healthcare clients find better solutions for their patients. Formed through the merger of IMS Health and Quintiles, IQVIA offers a broad range of solutions that harness advances in healthcare information, technology, analytics and human ingenuity to drive healthcare forward. IQVIA enables companies to rethink approaches to clinical development and commercialization, innovate with confidence as well as accelerate meaningful healthcare outcomes. IQVIA has approximately 55,000 employees in more than 100 countries, all committed to making the potential of human data science a reality. IQVIA’s approach to human data science is powered by the IQVIA CORE™, driving unique actionable insights at the intersection of big data, advanced technology and analytics with extensive industry knowledge.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing the information that helps their customers drive human health outcomes forward. IQVIA’s insights and execution capabilities help biotech, medical device, and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.IQVIA.com.

IQVIAFIN

Contacts

IQVIA Investor Relations

Andrew Markwick, +1-973-257-7144

andrew.markwick@iqvia.com

or

IQVIA Media Relations

Tor Constantino, +1-484-567-6732

tor.constantino@iqvia.com

Contact us at iqvia.com
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